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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

      Gonzalez                      Claudio                 X
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   (Last)                           (First)             (Middle)

        One Kellogg Square
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                                    (Street)

        Battle Creek                    MI                49016-3599
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                Kellogg Company (K)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                September 27, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Common Stock                                                                                      13,093(1)       I        Held in
                                                                                                                           Trust
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                                                                                                  2,785(1)        D
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Stock Option $23.875 4/28/00                                  10/28/00 4/28/10  Common    5,000           5,000       D
                                                                                Stock
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Stock Option $26.30  1/31/01                                  7/31/01  1/31/11  Common    5,000           5,000       D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option $30.775 1/31/02                                  7/31/02  1/31/12  Common    5,000           5,000       D
                                                                                Stock
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Phantom Stock        (2)               A    V    1,164.19                       Common    1,164.19(3)                 D
Units                                                                           Stock
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Phantom Stock$32.47  9/13/02           A    V    81.93                          Common    81.93(3,4)                  D
Units                                                                           Stock
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Phantom Stock$33.24  9/27/02           A    V    22.56                          Common    22.56(3,5)                  D
Units                                                                           Stock
------------------------------------------------------------------------------------------------------------------------------------
Phantom Stock$33.24  9/27/02           A    V    225.63                         Common    225.63(3,5)     10,864.35   D
Units                                                                           Stock
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                                                                                                          25,864.35
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====================================================================================================================================

Explanation of Responses:
(1) Excludes dividends reinvested after 12/31/01.
(2) These phantom stock units were accrued at various dates between January 1 and August 1, 2002 at prices ranging from $30.65 to $36.65 per unit under the Kellogg Company Deferred Compensation Plan for Non-Emplyee Directors and are to be settled upon the reporting person's retirement.
(3) According to the terms of the amended Kellogg Company Deferred Compensation Plan for Non-Employee Directors, final value of phantom stock units is to be determined as of date of reporting person's retirement and may be paid in cash or stock.
(4) Reflects dividend equivalents from automatic reinvestment of dividends.
(5) Reflects fees.


      s/ James K. Markey                                      October 1, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
       James K. Markey, Attorney-in-Fact

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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